BAGELL, JOSEPHS, LEVINE & COMPANY, LLC
Certified Public Accountants

406 Lippincott Drive, Suite J
Marlton, New Jersey  08053
(856) 346-2828  Fax (856) 396-0022

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

International Consolidated Companies, Inc.
(F/K/A Sign Media Systems, Inc.)
2100 19th Street
Sarasota, FL  34234

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 16, 2007, relating to the consolidated financial statements appearing in the Company’s Annual Report on Forms 10-KSB/A for the years ended December 31, 2007 and 2006.

/s/ Bagell Joseph Levine Co LLC
November 28, 2007
Marlton, New Jersey  08053

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (AICPA)
CENTER FOR AUDIT QUALITY (CAQ)
NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS